Exhibit 99.1

Brand Neue Corp. Announces Changes to Share Structure

BENTONVILLE, ARKANSAS, Oct. 5, 2009 (Marketwire) --

BENTONVILLE, ARKANSAS -- (Marketwire) -- 10/05/09 -- Brand Neue Corp. (OTCBB: BRNZ) ("Brand Neue or the "Company") today announced what it believes to be a beneficial change to the Company's share structure (the "Restructuring"), that has reduced the number of issued and outstanding common shares to 24,260,000.

The share Restructuring, which resulted in a greater than eighty percent retirement of the number of issued and outstanding common shares, from 153,260,000 to 24,260,000, was initiated by the Brand Neue board of directors who felt that the young Company and its shareholders would be best served by a tighter, less diluted capital structure. "I am pleased with the tighter structure as it more accurately reflects our position at this early stage in our Company's development," says Brand Neue CEO and Chairman Adi Muljo. "A tighter structure allows more flexibility as we communicate with shareholders, access the capital markets and demonstrably increase our capitalization."

Brand Neue management hope to grow the Company considerably over the course of the first few years, assuming no near-term major downturns in global economies. The successful execution of the Brand Neue business plan relies on three fundamentals; people, products, and the ability of the Company's structure to facilitate planned growth. "Post-restructuring, the Company has less than 25 million shares issued and outstanding and there are no super-voting or other restrictive share class. We have a platinum team of people on board, some very exciting products ready for launch, and a healthy structure that should let us grow and fund the company as needed, without hindrance," concludes Mr. Muljo.

The Restructuring news comes as the Company prepares to announce new product and other corporate developments, details of which will be released in the coming weeks. Meanwhile, Brand Neue executives have been refining and perfecting its flagship product, the German-manufactured, pressure-charged 'Gizmo' Closure ("Gizmo") for beverages and liquids.

About Gizmo

The Gizmo Closure has extraordinary consumer appeal and is uniquely suited to the development of next generation beverages and liquid consumer products. Gizmo has a wide range of food service, retail, manufacturing, nutraceutical, pharmaceutical and industrial applications, and is fun and easy to use (http://brandneueproducts.com/post-card/how-it-works.html). Upon opening, a pressure-charged chamber inside the screw-on cap for plastic or glass bottles, disperses a precise amount of flavoring, vitamins and minerals, or other active ingredient into the still or carbonated liquid below -this creating a fresh, active and enhanced mixed beverage (or other liquid) on demand.

The Gizmo Closure is tamper evident and can withstand the pressures of sterilization. By adding flavors, colors, essences, vitamins, minerals, herbs, medicines, and concentrates and other active and non-active ingredients to a variety of base liquids, Gizmo facilitates the production of fresh and innovative ready-to-drink and ready-to-use beverages and liquid products in plastic or glass bottles. The ingredient chamber is specially sealed and impervious to light and contamination; two issues that continue to trouble the beverage and bottled vitamin enhanced water industries.

Brand Neue, through an innovative option agreement, owns the patents, and exclusive licensing, manufacturing, marketing and distribution rights to the Gizmo Closure, in the 15 world markets identified and occupied by the leading retail company Walmart.

The Brand Neue licensing agreement for the Gizmo Closure includes exclusive worldwide rights for women's drinks, children's drinks, protein drinks, naturally sweetened drinks, organic energy drinks, pet drinks, pet water, fruit drinks, vegetable drinks, spice teas, fruit teas, (vitamin and mineral) enhanced waters (nutraceuticals), alcoholic beverages and coffee beverages, with non-exclusive rights for regular and green teas.

The Company also wishes to announce the release, by Cohen Independent Research, a research report on Brand Neue Corp. For the full report please visit the Brand Neue website at www.brandneue.com or Cohen Independent Research Group at www.cohenresearch.com.

About Brand Neue

Brand Neue Corp is a product innovation company dedicated to globally sourcing, developing, marketing, licensing and distributing innovative new products to global food service, retail, manufacturing, and industrial application clients worldwide.

About Cohen Independent Research Group

Led by Paul Cohen, Cohen Independent Research Group is considered by many to be Wall Street's #1 Independent Research firm. As founder of Bear Stearns Western Regional Offices, Paul Cohen was one of the original 12 dirty dozen analysts, regarded by many to be the top 12 security analysts in the nation. The backbone of the fundamental research targeted at stock investment includes investigative research into significant corporate events, through review of SECF filings, in-depth financial analysis, valuations and management profiles.

Forward Looking Statements

This current report contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this current report, which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainty of financial estimates and sales projections, industry trends, the competitive and regulatory environment for start up companies, stock market conditions, unforeseen technical difficulties and our ongoing ability to operate a business and obtain financing. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Although we believe that our beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company's annual report on Form 10-K for the 2008 fiscal year, quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission pursuant to the Securities Exchange Act.

Contacts:
Brand Neue Corp.
Adi Muljo
1.866.922.7972
www.brandneue.com

Source: Marketwire (October 5, 2009 - 11:05 AM EDT)
News by QuoteMedia